                                                                   EXHIBIT 10.01


                      AMENDMENT NO. TWO TO CREDIT AGREEMENT


        This Amendment No. Two to Credit Agreement (this "Amendment") dated as of September 8, 1998, is entered into between Reliance Steel & Aluminum Co. ("Borrower") and Bank of America National Trust and Savings Association ("Bank").

                                    RECITALS

        A. The Bank and Borrower are parties to a certain Credit Agreement dated as of October 22, 1997, as modified by an amendment dated as of April 16, 1998 (as amended, the "Agreement").

        B. The Bank and Borrower desire to amend the Agreement for the purpose of, among other things, adding a facility for cash advances in the commitment amount of $25,000,000.

                                    AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

        2. Amendments. The Agreement is hereby amended as follows:

               2.1 The following definitions are added to Section 1.1 of the Agreement in alphabetical order:

                "`Base Rate Loan' means a Loan which bears interest based on the Base Rate.

                "`Borrowing' and `Borrow' each mean a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

                "`Borrowing Date' means the date that a Loan is made by the Bank, which shall be a Business Day.

                "`Commitments' means the Loan Commitment and the L/C Commitment.

                "`Continuation' and `Continue' each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

                "`Conversion' and `Convert' each mean, with respect to any Loan, the conversion of one type of Loan into another type of Loan. With respect to Loans other than Base Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan.

                "`Interest Payment Date' means, (a) with respect to any Base Rate Loan, the last Business day of each month and the Loan Maturity Date, and (b) with respect to any other type of Loan, (i) any date that such Loan is prepaid in whole or in part, (ii) the last day of each Interest Period applicable to, or the maturity of, such Loan; provided, however, that if any Interest Period or the maturity of any such Loan exceeds one month, the date that falls on the last Business Day of each month within such Interest Period shall also be an Interest Payment Date, and (iii) the Loan Maturity Date.

                "'Interest Period' means, as to any Loans other than Base Rate Loans, the period commencing on the date specified by Borrower in its Request for Extension of Credit and ending one, two, or three months thereafter, as selected by Borrower in the Request for Extension of Credit relating thereto; provided that:

                    (a) The first day of any Interest Period shall be a Business
                Day;

                    (b) Any Interest Period that would otherwise end on a day
                that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                    (c) No Interest Period shall extend beyond the Loan Maturity
                Date.

                "'L/C Commitment' means, for the Bank, the amount of $10,000,000.

                "'L/C Maturity Date' means the date that is five years after the Closing Date, but not later than December 31, 2002.

                "'Loan' means any advance made or to be made by the Bank to Borrower as provided in Section 2.

                "'Loan Commitment' means, for the Bank, the amount of $25,000,000.

                "'Loan Maturity Date' means December 15, 1998.

                "'Minimum Amount' means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to "Minimum Amount" shall also be deemed a reference to the multiples in excess thereof set forth below):


                                                        Minimum
                                                       Multiples
                                         Minimum      in excess of
Type of Action                            Amount     Minimum Amount
--------------                           -------     --------------
Borrowing of, prepayment of or          $5,000,000       $100,000
Conversion into, Base Rate Loans

Borrowing of, prepayment of,            $5,000,000       $100,000
Continuation of, or Conversion
into, Offshore Rate Loans


                "'Offshore Rate' means, for any Interest Period with respect to Offshore Rate Loans comprising part of the same Borrowing, the per annum rate of interest

        (rounded upward to the next 1/16th of 1%) determined by the Bank (whose determination shall be conclusive in the absence of manifest error) as follows:

                      Offshore Rate =          Offshore Base Rate
                                      ------------------------------------
                                      1.00 - Eurodollar Reserve Percentage

                      Where,

                'Eurodollar Reserve Percentage' means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as `Eurocurrency liabilities'). The Offshore Rate for any outstanding Offshore Rate Loans shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

                `Offshore Base Rate' means, as Borrower may elect in its Request for Extension of Credit, either (a) the interest rate per annum (rounded upward to the next 1/16 of 1%) at which deposits in Dollars are offered by the Bank's applicable Lending Office to major banks in the Offshore Rate Designated Market at or about 11:00 a.m. local time in the Offshore Rate Designated Market, two Business Days before the first day of the applicable Interest Period in an aggregate amount approximately equal to the amount of the Loan made by Bank with respect to such Offshore Rate Loan and for a period of time comparable to the number of days in the applicable Interest Period or (b) the interest rate per annum (rounded upward, if necessary to the next 1/16 of 1%) at which deposits in Dollars are offered by the Bank to major banks in the Cayman Islands offshore interbank market at or about 11:00 a.m. local time, on the first day of the applicable Interest Period in an aggregate amount approximately equal to the amount of the Loan and for a period of time comparable to the number of days in the applicable Interest Period.

        The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by the Bank shall be conclusive in the absence of manifest error.

                "`Offshore Rate Designated Market' means, with respect to any Offshore Rate Loan, (a) the London eurodollar market or the Cayman Islands offshore Dollar interbank market, as elected by Borrower, (b) if major banks in the London eurodollar market are at the relevant time not accepting deposits of Dollars or if the Bank determines in good faith that the London eurodollar market does not represent at the relevant time the effective pricing to the Bank for deposits of Dollars in the London eurodollar market, the Cayman Islands offshore Dollar interbank market or (c) if major banks in the Cayman Islands offshore Dollar interbank market are at the relevant time not accepting deposits of Dollars or if the Bank determines in good faith that the Cayman Islands offshore Dollar interbank market does not represent at the relevant time the effective pricing to the Bank for deposits of Dollars in the Cayman Islands offshore Dollar interbank market, such other Offshore Market as may from time to time be selected by the Bank with the approval of Borrower.

                "`Offshore Rate Loan' means a Loan that bears interest based on the Offshore Rate.

                "`Request for Extension of Credit' means a written request substantially in the form of Exhibit D or telephonic request followed by such written request, duly completed and signed by a Responsible Officer, in each case delivered to the Bank by Requisite Notice.

                "`type' of Loan means (a) a Base Rate Loan or (b) an Offshore Rate Loan with an Interest Period of one, two, or three months thereafter, as selected by Borrower in the Request for Extension of Credit relating thereto."

               2.2 The definition of "Applicable Amount" in Section 1.1 of the Agreement is amended in full to read as follows:

                "`Applicable Amount' means, for any Pricing Period, the per annum amounts set forth below under Applicable Amount opposite the applicable Pricing Level; provided, however, that until the Bank's receipt of the second quarterly Compliance Certificate after the Closing Date required under Section 6.2(a), such interest rates, fees and commissions shall be those indicated for Pricing Level 3:


                                         Applicable Amount
                                    (in basis points per annum)
  Pricing      --------------------------------------------------------------
   Level       Standby Letters of Credit      Offshore Rate +     Base Rate +
   -----       -------------------------      ---------------     -----------
     1                   27.50                     35.00               0
     2                   32.50                     35.00               0
     3                   37.50                     35.00               0
     4                   45.00                     35.00               0
     5                   62.50                     35.00              0"


               2.3 The definition of "Commitment" in Section 1.1 of the Agreement is deleted in its entirety.

               2.4 The definition of "Extension of Credit" in Section 1.1 of the Agreement is amended in full to read as follows:

                "`Extension of Credit' means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase, continuation, amendment or other credit action with respect to any Letter of Credit (collectively, the `Extensions of Credit')."

               2.5 The definition of "Maturity Date" in Section 1.1 of the Agreement is deleted in its entirety.

               2.6 The definition of "Outstanding Obligations" in Section 1.1 of the Agreement is amended in full to read as follows:

                "`Outstanding Obligations' means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayment and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage."

               2.7 The definition of "Requisite Time" in Section 1.1 of the Agreement is amended in full to read as follows:

                "`Requisite Time' means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time) on or prior to the date (the "relevant date") of such action:


                 Action                            Time                 Date
                 ------                            ----                 ----
           Borrowing or prepayment
           of Base Rate Loans                    9:00 a.m.          Relevant date

           Borrowing of, continuation            10:00 a.m.         If the Offshore Base Rate
           of, prepayment of or                                     is based on the London
           conversion into                                          eurodollar market, 3
           Offshore Rate Loans                                      Business Days prior to
                                                                    relevant date; if the
                                                                    Offshore Base Rate is
                                                                    based on the Cayman
                                                                    Islands offshore
                                                                    interbank market, the
                                                                    relevant date

           Letter of Credit action               10:00 a.m.         5 Business Days
                                                                    prior to relevant date

           Funds made available by               11:00 a.m.         Relevant date"
           Borrower to Bank


               2.8 Sections 2 and 3 of the Agreement are amended in full to read as follows:

                                   "Section 2
                "COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

                "2.1 Loans.

                      "(a) Subject to the terms and conditions set forth in this Agreement, the Bank agrees to make, Convert and Continue Loans during the Availability Period as Borrower may request; provided, however, that the Outstanding Loans of the Bank shall not exceed the Bank's Loan Commitment. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

                      "(b) Loans made by the Bank shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. Upon the request of the Bank, the Bank's Loans may be evidenced by one or more promissory notes, instead of or in addition to loan accounts. (The Bank may endorse on the schedules annexed to its promissory note(s) the date, amount and maturity of its Loans and payments with respect thereto.) Such loan accounts, records or promissory notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

                      "(c) Borrower shall use the proceeds of Loans for general corporate purposes, including without limitation financing working capital and acquisitions.

                "2.2 Borrowings, Conversions and Continuations of Committed
        Loans.

                      "(a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to the Bank not later than the Requisite Time therefor. All Borrowings, Conversions or Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the preceding sentence.

                      "(b) Promptly following receipt of a Request for Extension of Credit, the Bank shall make the funds for its Loan available to the Borrower not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit upon satisfaction or waiver of the applicable conditions set forth in Section 4.

                      "(c) Unless the Bank otherwise consents, Loans with no more than 5 different Interest Periods shall be outstanding at any one time.

                      "(d) No Loans other than Base Rate Loans may be requested or continued during the existence of an Event of Default. During the existence of an Event of Default, the Bank may determine that any or all of the then outstanding Loans other than Base Rate Loans shall be Converted to Base Rate Loans. Such Conversion shall be effective upon notice to Borrower from the Bank and shall continue so long as such Event of Default continues to exist.

                      "(e) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Bank, as the case may be, shall make available to the other the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

                "2.3 Letters of Credit.

                      "(a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the L/C Maturity Date, the Bank shall issue, supplement, modify, amend, renew, or extend such commercial and standby Letters of

        Credit as Borrower may request; provided, however, that the aggregate outstanding Letter of Credit Usage shall not exceed the L/C Commitment at any time. Each Letter of Credit shall be in a form reasonably acceptable to the Bank. Unless the Bank otherwise consents in writing and subject to permitting "evergreen" Letters of Credit as provided in subsection (b) below, the term of any Letter of Credit shall not exceed the earlier of 12 months from the date of issuance or the L/C Maturity Date.

                      "(b) Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Bank by Requisite Notice not later than the Requisite Time therefor; provided, however, that for such requests the Required Notice must be in writing. Standby Letters of Credit may have automatic extension or renewal provisions ("evergreen" Letters of Credit) so long as the Bank has the right to terminate such evergreen Letters of Credit no less frequently than annually within a notice period (the "Letter of Credit Evergreen Notice Period") to be agreed upon at the time each such Letter of Credit is issued. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

                      "(c) Borrower agrees to pay to the Bank an amount equal to any payment made by the Bank with respect to each Letter of Credit within one Business Day after demand made by the Bank therefor, together with interest on such amount from the date of any payment made by the Bank at the Default Rate. The principal amount of any such payment shall be used to reimburse the Bank for the payment made by it under the Letter of Credit.

                      "(d) Once an evergreen Letter of Credit is issued, Borrower shall not be required to request that the Bank permit the renewal thereof. If such Letter of Credit could be issued within the Letter of Credit Evergreen Notice Period, the Bank shall permit the renewal such evergreen Letter of Credit at such time.

                      "(e) The obligation of Borrower to pay to the Bank the amount of any payment made by the Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

                         "(i) any lack of validity or enforceability of the
                    Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                         "(ii) any amendment or waiver of or any consent to
                    departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

                         "(iii) the existence of any claim, setoff, defense, or
                    other rights which Borrower may have at any time against the Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                         "(iv) any demand, statement, or any other document
                    presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                         "(v) payment by the Bank in good faith under the Letter
                    of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

                         "(vi) the existence, character, quality, quantity,
                    condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

                         "(vii) the time, place, manner, order or contents of
                    shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                         "(viii)the solvency or financial responsibility of any
                    party issuing any documents in connection with a Letter of Credit;

                         "(ix) any failure or delay in notice of shipments or
                    arrival of any Property;

                         "(x) any error in the transmission of any message
                    relating to a Letter of Credit not caused by the Bank, or any delay or interruption in any such message;

                         "(xi) any error, neglect or default of any
                    correspondent of the Bank in connection with a Letter of Credit;

                         "(xii) any consequence arising from acts of God, wars,
                    insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Bank;

                         "(xiii)so long as the Bank in good faith determines
                    that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Bank in connection with a Letter of Credit; and

                         "(xiv) where the Bank has acted in good faith and
                    observed general banking usage, any other circumstances whatsoever.

                      "(h) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent permitted by applicable Laws.

                      "(i) With respect to each standby Letter of Credit, Borrower shall pay to the Bank a per annum standby letter of credit fee in an amount equal to the Applicable Amount times the average daily maximum amount available to be drawn on such outstanding standby Letter of Credit, computed and payable in arrears on each Quarterly

        Payment Date, commencing December 31, 1997, through the date upon which the outstanding Letter of Credit shall expire, with the final payment to be made on such expiration date (provided that the minimum fee for each standby Letter of Credit shall be $500 per annum). Borrower shall also pay to the Bank, from time to time on demand, the Bank's standard processing fees, costs and charges with respect to each standby Letter of Credit. The Letter of Credit issuance fee and the standby letter of credit fee are nonrefundable.

                      "(j) With respect to each commercial Letter of Credit, Borrower shall pay to the Bank from time to time, on demand, the Bank's normal issuance, negotiation, presentation, amendment and other processing fees, and other standard costs and charges, relating to commercial Letters of Credit as from time to time in effect.

                      "(k) As of the Closing Date, the Bank has issued for the account of Borrower the following standby letters of credit (the "Existing Letters of Credit"):


                      Letter of
                      Credit Number            Face Amount         Expiration Date
                      -------------            -----------         ---------------
                      214833                   $375,000            April 1, 1998
                      216483                   $188,570.90         April 1, 1998
                      217917                   $2,247,000          April 1, 1998
                      217918                   $1,350,000          April 1, 1998


        With respect to the Existing Letter of Credit, from and after the Closing Date the Letter of Credit fee for the account of the Bank will accrue and the undrawn amount thereof shall constitute Letter of Credit Usage.

                "2.4 Prepayments.

                      "(a) Upon Requisite Notice to the Bank not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Committed Loans in the Minimum Amount therefor.

                      "(b) If for any reason the Outstanding Loan Obligations exceed the Loan Commitment as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans and/or deposit cash to be held by the Bank in an interest-bearing cash collateral account as collateral for Letter of Credit Usage hereunder in an aggregate amount equal to such excess.

                      "(c) Any prepayment of a Loan other than a Base Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.6.

                "2.5 Voluntary Reduction or Termination of Commitments. Upon Requisite Notice to the Bank not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably reduce the Commitments in a Minimum Amount therefor, or terminate the then unused portion of the Commitments, provided, that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated.

                "2.6 Principal and Interest.

                      "(a) If not sooner paid, Borrower shall pay, and promises to pay, the outstanding principal amount of each Loan on the Loan Maturity Date.

                      "(b) Subject to subsection (c), Borrower shall pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition thereof, plus, if applicable, the Applicable Amount.

                      "(c) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws and payable upon demand.

                "2.7 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other types of Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Bank than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

                "2.8 Manner and Treatment of Payments Between the Bank and Borrower.

                      "(a) Unless otherwise provided herein, all payments by Borrower hereunder shall be made to the Bank not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America.

                      "(b) Upon satisfaction of any applicable terms and conditions set forth herein, the Bank shall promptly make any amounts payable to Borrower, by crediting the Designated Deposit Account. The Bank's determination of any amount payable hereunder shall be conclusive in the absence of manifest error.

                      "(c) Subject to the definition of "Interest Period," if any payment to be made by Borrower or any other Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding

        Business Day and the extension of time shall be reflected in computing interest and fees.

                "2.9 Funding Sources. Nothing in this Agreement shall be deemed to obligate the Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                "2.10 Extension of L/C Maturity Date. At the request of Borrower and with the written consent of the Bank (which may be given or withheld in the sole and absolute discretion of the Bank) pursuant to this Section the L/C Maturity Date may be extended for one-year periods, provided no Default or Event of Default has occurred and is continuing at the time of such request. Not earlier than three months prior to the each anniversary of the Closing Date, nor later than any anniversary of the Closing Date, Borrower may request by Requisite Notice made to the Bank a one year extension of the L/C Maturity Date. Such request shall include a certificate signed by a Responsible Officer stating that (a) the representations and warranties contained in Section 5 shall be true and correct on and as of the date of such certificate and (b) no Default or Event of Default has occurred and is continuing. The Bank shall, within 15 Business days of its receipt of such notice, notify Borrower whether it consents to or declines such request. If the Bank has consented, then the L/C Maturity Date shall be extended for one year.

                                   "Section 3
                     "TAXES, YIELD PROTECTION AND ILLEGALITY

                "3.1 Taxes. Each payment of any amount payable by Borrower or any other Borrower Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes. To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Applicable Taxes from any amount payable to the Bank under this Agreement, Borrower shall promptly notify the Bank of such fact and (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and
        (b) pay such additional amount directly to the Bank as is necessary to result in the Bank receiving a net after-Applicable Tax amount equal to the amount to which the Bank would have been entitled under this Agreement absent such deduction or withholding. Within 30 days after the date of any payment by Borrower of any amounts pursuant to this section, Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

                "3.2 Increased Costs. If the Bank determines that any Laws or guidelines (whether or not having the force of law), or compliance therewith, have the effect of increasing its cost of agreeing to make or making, to issue or participating in, funding or maintaining any Loans or Letters of Credit, then Borrower shall, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost.

                "3.3 Capital Adequacy. If the Bank determines that any Laws regarding capital adequacy, or compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority not imposed as a result of the Bank's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank or the Issuing Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then upon demand of the Bank, Borrower shall pay to the Bank, from time to time as specified in good faith by the Bank, additional amounts sufficient to compensate the Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

                "3.4 Illegality. If the Bank determines that any Laws has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of the Bank to purchase or sell, or to take deposits of, Dollars in the Offshore Rate Designated Market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by the Bank to Borrower, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from the Bank, prepay or Convert all Offshore Rate Loans, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. The Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Bank, otherwise be materially disadvantageous to the Bank.

                "3.5 Inability to Determine Rates. If, in connection with any Request for Extension of Credit, the Bank determines that (a) Dollar deposits are not being offered to the Bank in the Offshore Rate Designated Market for the applicable amount and Interest Period of the requested Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate (other than the Base Rate) for the Loans requested therein, or (c) such underlying interest rates do not adequately and fairly reflect the cost to the Bank of funding the Loan, the Bank will promptly so notify Borrower. Thereafter, the obligation of the Bank to make or maintain Loans based upon such affected interest rate shall be suspended until the Bank revokes such notice. Upon receipt of such notice, Borrower may revoke any pending Request for Extension of Credit for such type of Loan or, failing that, be deemed to have converted such Request for Extension of Credit into a request for Base Rate Loans in the amount specified in therein.

                "3.6 Breakfunding Costs. Upon Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day in the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise and including any such action required under this Section 3), or upon the failure of Borrower (for a reason other than the failure of the Bank to make a Loan) to borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount specified in any Request for Extension of Credit, then Borrower shall, upon demand made by the Bank, reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

                "3.7 Matters Applicable to all Requests for Compensation.

                      "(a) The Bank shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Bank under this Section 3 has been determined, concurrently with demand for such payment. The Bank's determination of any amount payable under this
        Section 3 shall be conclusive in the absence of manifest error.

                      "(b) For purposes of calculating amounts payable under this Section 3 any Loan shall be deemed to have been funded at the applicable interest rate set forth in the definition thereof whether or not such Loan was, in fact, so funded.

                      "(c) All of Borrower's obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Outstanding Obligations."

               2.9 The form of Request for Extension of credit attached hereto as Exhibit D is added to the Agreement as Exhibit D thereto.

               2.10 Schedule 5.16 attached to the Agreement is amended to read as set forth on Schedule 5.16 attached hereto.

        3. Representations and Warranties. Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, except with respect to the Schedule 5.16, a revised copy of which is attached to this Amendment, (c) this Amendment is within Borrower's powers, has been duly authorized, and does not conflict with any of Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound.

        4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

               4.1 A duly executed counterpart of this Amendment signed by Borrower and the Bank.

               4.2 A copy of resolutions adopted by Borrower's board of directors authorizing the obligations to be incurred by Borrower under the Agreement, as modified by this Amendment, duly certified by a Responsible Officer of Borrower.

               4.3 A reaffirmation of the Master Subsidiary Guaranty, executed by each guarantor thereunder.

               4.4 A copy of resolutions adopted by the board of directors of each guarantor under the Master Subsidiary Guaranty authorizing the obligations thereunder as increased under the terms of this Amendment, duly certified by a Responsible Officer of each such guarantor.

        5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        6. Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        This Amendment is executed as of the date first above written.

                                RELIANCE STEEL & ALUMINUM CO., a
                                California corporation


                                By:________________________________

                                Title:_______________________________


                                BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                ASSOCIATION


                                By:________________________________
                                       Donald G. Farris
                                Title: Vice President

                                                                       EXHIBIT D

                        REQUEST FOR EXTENSION OF CREDIT

                                                               Date:____________

To:  Bank of America National Trust
     and Savings Association

Ladies and Gentlemen:

     Reference is being made to that certain Credit Agreement dated as of October 22, 1997, between Reliance Steel & Aluminum Co., a California corporation (the "Borrower") and Bank of America National Trust and Savings Association (as extended, renewed, amended or restated from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).

     The undersigned hereby requests (select one):

     ____ A Borrowing of Loans

     ____ A Conversion or Continuation of Loans

     1.   On ____________________, ______

     2.   In the amount of $_____________

     3.   Comprised of ______________________________________________________
                       [type of Loan requested and, if an Offshore Rate Loan,
                        whether the Offshore Rate Designated Market is to be the London eurodollar market or the Cayman Islands offshore Dollar interbank market]

     4.   If applicable: with an Interest Period of ____ months/days.

     The foregoing request complies with the requirements of Section 2.1 of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:

          (a) the representations and warranties of Borrower contained in
     Section 5 of the Agreement are true and correct in all material respects as though made on and as of the above date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date); and

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit.

                                   RELIANCE STEEL & ALUMINUM CO.

                                   By:
                                      ---------------------------

                                   Title:
                                         ------------------------

                  REAFFIRMATION OF MASTER SUBSIDIARY GUARANTY

     Each of the undersigned (individually a "Guarantor" and, collectively, "Guarantors") hereby unconditionally reaffirms all of its obligations under that certain Master Subsidiary Guaranty dated October 22, 1997 (the
"Guaranty"), executed by the undersigned in favor of Bank of America National Trust and Savings Association ("Bank"), pursuant to which Guarantors guaranteed all of the obligations of Reliance Steel & Aluminum Co. ("Borrower") owing to Bank under that certain Credit Agreement dated October 22, 1997, as amended from time to time, including without limitation that certain Amendment No. Two to Credit Agreement dated as of September 8, 1998, under which, among other things, the total amount of loan and letter of credit commitments were increased to $35,000,000. Each Guarantor further acknowledges and agrees that the Guaranty is in full force and effect, remains valid and binding against each Guarantor, and is enforceable against each Guarantor in accordance with its terms.

Dated: _____________________

                                CCC STEEL, INC., SISKIN STEEL & SUPPLY
                                COMPANY, INC., SERVICE STEEL AEROSPACE
                                CORP., VALEX CORP., AMI METALS, INC.,
                                GEORGIA STEEL SUPPLY COMPANY, PHOENIX
                                CORPORATION, DURRETT SHEPPARD STEEL
                                CO., INC., AND CHATHAM STEEL CORPORATION


                                By: _______________________
                                       Steven S. Weis

                                Title: Vice President of CCC Steel Inc., Siskin
                                       Steel & Supply Company, Inc., Phoenix
                                       Corporation, Durrett Sheppard Steel Co.,
                                       Inc. and Chatham Steel Corporation and
                                       Chief Financial Officer of Service Steel
                                       Aerospace Corp., Valex Corp., AMI Metals,
                                       Inc., and Georgia Steel Supply Company

                                                                   SCHEDULE 5.16

                                  SUBSIDIARIES

                                                                              # OF SHARES
                      JURISDICTION         FORM OF          # OF SHARES        OWNED AND
     NAME           OF ORGANIZATION     LEGAL ENTITY        OUTSTANDING         BY WHOM
     ----           ---------------     ------------        -----------       -----------
AMI Metals, Inc.          TN            Corporation                1,400              1,400
                                                                                by Borrower

CCC Steel, Inc.           DL            Corporation              3,625.8            3,625.8
                                                                                by Borrower

MetalCenter, Inc.         CA            Corporation            2,965,812          2,965,812

Service Steel             DL            Corporation                  100                100
Aerospace Corp.                                                                 by Borrower

Siskin Steel &            TN            Corporation               88,000             88,800
Supply                                                     voting common        by Borrower
Company, Inc.
                                                               3,691,116          3,691,116
                                                              non-voting        by Borrower
                                                                  common

Valex Corp.               CA            Corporation              187,500          (a) 3,000
                                                                              by Dan Mangan
                                                                                (b) 184,500
                                                                                by Borrower

Georgia Steel             GA            Corporation               16,000             16,000
Supply Company                                                   Class A            Class A
                                                                     500                500
                                                                 Class B            Class B
                                                                  64,000             64,000
                                                                 Class C            Class C
                                                                          by Siskin Steel &
                                                                                     Supply
                                                                              Company, Inc.

Durrett Sheppard          CA            Corporation                  100                100
Steel Co., Inc.                                                                 by Borrower

Phoenix                   GA            Corporation                6,229              6,229
Corporation                                                                     by Borrower